Exhibit 99.1

Diplomat Announces 4th Quarter and 2016 Year End Financial Results; Provides Initial 2017 Guidance

4th Quarter Revenue Increased 16%, Net (Loss) Income Attributable to Diplomat of $(1.1) Million Compared to $3.6 Million, Adjusted EBITDA of $26.1 Million Compared to $28.1 Million

Full Year Revenue Increased 31%, Net Income Attributable to Diplomat Increased 10%, Adjusted EBITDA Increased 13%

FLINT, Mich., February 28, 2017 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter and year ended December 31, 2016.  All comparisons, unless otherwise noted, are to the quarter or year ended December 31, 2015.

Fourth Quarter 2016 Highlights include:

•                  Revenue of $1,145 million, an increase of 16% or $158 million

•                  4% organic revenue growth

•                  Total prescriptions dispensed of 242,000, an increase of 2%

•                  Gross margin of 7.3% versus 7.8%

•                  Gross profit per prescription dispensed of $342, compared to $312

•                  Net (loss) income attributable to Diplomat of $(1.1) million, compared to $3.6 million

•                  Adjusted EBITDA of $26.1 million, compared to $28.1 million

•                  Adjusted EBITDA margin of 2.3% versus 2.8%

•                  EPS of $(0.02) per diluted common share versus $0.05

•                  Adjusted EPS of $0.08 versus $0.21

Full Year 2016 Highlights include:

•                  Revenue of $4,410 million, an increase of 31% or $1,044 million

•                  17% organic revenue growth

•                  Total prescriptions dispensed of 981,000, an increase of 8%

•                  Gross margin of 7.4% versus 7.8%

•                  Gross profit per prescription dispensed of $325, compared to $280

•                  Net income attributable to Diplomat of $28.3 million, an increase of 10% or $2.5 million

•                  Adjusted EBITDA of $107.4 million, an increase of 13% or $12.3 million

•                  Adjusted EBITDA margin of 2.4% versus 2.8%

•                  EPS of $0.42 per diluted common share versus $0.41

•                  Adjusted EPS of $0.75 for both 2016 and 2015

Phil Hagerman, CEO and Chairman of Diplomat, commented “The fourth quarter saw continued strength in our oncology and specialty infusion businesses, but as expected, our hepatitis C business remained under pressure.  We are aggressively pursuing a positive resolution around DIR fees and in the meantime, we have instituted cost savings initiatives that will help to streamline our operations. For 2017, we are focused on growing our core oncology business and higher margin infusion and service offerings. Additionally, we remain acquisitive and are evaluating external growth opportunities.”

Fourth Quarter Financial Summary:

Revenue for the fourth quarter of 2016 was $1,145 million, compared to $987 million in the fourth quarter of 2015, an increase of $158 million or 16%.  The increase was the result of 4% organic revenue growth driven by approximately $71 million of revenue from drugs that were new in the past year and approximately $51 million from the impact of manufacturer price increases.  The organic growth was partially offset by a decrease in overall hepatitis C volume and a shift in hepatitis C and oncology drug mix from those drugs that existed a year ago to new drugs.

Gross profit in the fourth quarter of 2016 was $83.8 million and generated a 7.3% gross margin, compared to $76.7 million and 7.8% in the fourth quarter of 2015.  The gross margin decline in the quarter was primarily due to a continued shift in mix towards higher priced but lower percent margin drugs, including the impact of TNH, lower margins in our specialty infusion business, and incremental DIR fees.

Selling, general, and administrative expenses (“SG&A”) for the fourth quarter of 2016 were $77.0 million, an increase of $7.3 million, compared to $69.7 million in the fourth quarter of 2015.  Of this increase, $7.7 million related to employee cost, including employee cost from TNH.  The increased employee expense was primarily attributable to the increased clinical and administrative complexity associated with our mix of both acquired and organic business and $1.0 million of severance expense in the period.  Also contributing to the increase was a $1.3 million expense associated with the early termination of a software license agreement.  We also experienced increases in other SG&A to support our growth; including insurance, freight, and other miscellaneous expenses.  These increases were partially offset by the non-repeat of an $8.4 million change in the fair value of contingent consideration associated with our acquisitions that occurred in the fourth quarter of 2015.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration was 6.7% for the three months ended December 31, 2016 compared to 6.2% in the prior year period.  This increase is primarily attributable to the $1.3 million early termination fee, the $1.0 million severance expense, and the increased operating complexity associated with both our acquisitions and new drugs, partially offset by operating efficiencies.

Net (loss) income attributable to Diplomat for the fourth quarter of 2016 was $(1.1) million compared to $3.6 million in the fourth quarter of 2015.  The decrease was driven by the revenue, gross profit, and SG&A explanations above, as well as a $4.7 million impairment expense to write down our cost method investment in Physician Resource Management, Inc. (“PRM”).  These decreases were partially offset by a $0.5 million improvement in income taxes.  Adjusted EBITDA for the fourth quarter of 2016 was $26.1 million compared to $28.1 million in the fourth quarter of 2015, a decrease of $2.0 million.

Earnings per common share for the fourth quarter of 2016 was $(0.02), compared to $0.06 for the fourth quarter of 2015.  On a diluted basis, earnings per share was $(0.02) per common share in the fourth quarter of 2016, compared to $0.05 in the prior year period.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.08 in the fourth quarter of this year compared to $0.21 in the fourth quarter of 2015.

Full Year 2016 Financial Summary:

Revenue for 2016 was $4,410 million, compared to $3,367 million in 2015, an increase of $1,044 million or 31%.  The increase was the result of 17% organic revenue growth driven by approximately $256 million of revenue from drugs that were new in the past year and approximately $241 million from the impact of manufacturer price increases.  The remaining organic growth was primarily the result of a richer mix of drugs that existed a year ago, partially offset by a shift in hepatitis C drug mix from those drugs that existed a year ago to new drugs.  Approximately $476 million of the increase was from our acquisitions.

Gross profit in 2016 was $324.8 million and generated a 7.4% gross margin, compared to $263.2 million and 7.8% in 2015.  The gross margin decline was primarily due to the impact of the incremental DIR fees, a continued shift in mix towards higher priced but lower percent margin drugs, including the impact of TNH, lower margins in our specialty infusion business, and the September 2015 sale of our low profit, but high margin, compounding business.

Selling, general, and administrative expenses (“SG&A”) for 2016 was $277.8 million, an increase of $60.5 million, compared to $217.3 million in 2015.  Of this increase, $36.0 million related to employee cost, including employee cost from TNH.  The increased employee expense was primarily attributable to the 8% increase in dispensed prescription volume, combined with the increased clinical and administrative complexity associated with our mix of both acquired and organic business.  We also experienced a $13.9 million increase in amortization expense from definite-lived intangible assets, a $4.8 million impairment expense to fully impair the definite-lived intangible assets associated with Primrose Healthcare, LLC (“Primrose”), a $3.5 million increase in bad debt expense, and a $1.3 million increase due to early termination of a software license agreement. The remaining increase was in all other SG&A to support our growth; including software licenses, travel, freight,  and other miscellaneous expenses.  These increases were partially offset by a $15.6 million decrease in the change in fair value of contingent consideration associated with our acquisitions.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration and the impairment of Primrose, was 6.4% for 2016 compared to 6.3% in the prior year.  This increase is primarily attributable to the $1.3 million termination fee, approximately $1.0 million severance expense, and the increased operating complexity associated with both our acquisitions and new drugs, partially offset by operating efficiencies.

Net income attributable to Diplomat for 2016 was $28.3 million compared to $25.8 million for 2015, an increase of $2.5 million.  The increase was driven by the revenue, gross profit, and SG&A explanations above and a $5.0 million improvement in income taxes, partially offset by the definite-lived asset impairment associated with Primrose and the write down of our cost method investment in PRM.  Adjusted EBITDA for 2016 was $107.4 million versus $95.0 million for 2015, an increase of $12.3 million or 13%.

Earnings per common share for 2016 was $0.43, compared to $0.42 per common share for 2015.  On a diluted basis, earnings per share was $0.42 per common share for 2016, compared to $0.41 per common share in the prior year.  Adjusted EPS was $0.75 in both 2016 and 2015.  Compared to the prior year, our diluted weighted average common shares outstanding in 2016 were approximately 8% higher, impacted by the use of shares as partial consideration for our TNH acquisition, as consideration for the BioRx LLC earn out, and stock option exercise activity.

2017 Financial Outlook

For the full-year 2017, we provide financial guidance as follows:

•                  Revenue between $4.3 and $4.7 billion

•                  Net income attributable to Diplomat between $6.5 and $15.5 million

•                  Adjusted EBITDA between $95 and $103 million

•                  Diluted EPS between $0.09 and $0.23

•                  Adjusted EPS between $0.54 and $0.70

Our 2017 guidance assumes the operations of Affinity Biotech as of February 1, 2017 and does not include any additional transactions. Our EPS and Adjusted EPS expectations assume approximately 68,600,000 weighted average common shares outstanding on a diluted basis and a  tax rate of 35% and 40%, for the high and low of the range, respectively, for the full year 2017, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2016 performance this evening, February 28, 2017, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 56355335 approximately 15 minutes prior to the call.  A live webcast and transcript of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days.

About Diplomat

Diplomat Pharmacy, Inc. (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for individuals with complex chronic diseases.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information, visit www.diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income (loss) attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Diplomat can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss) attributable to Diplomat, Adjusted EBITDA, EPS, Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the non-transparent methodology used to calculate such fees; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and two pharmaceutical manufacturers; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; managing recent turnover among key employees; potential disruption to our workforce and operations due to recent cost savings and restructuring initiatives; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$7,953	$27,600
Accounts receivable, net	275,568	254,682
Inventories	215,351	165,950
Deferred income taxes	14,703	5,311
Prepaid expenses and other current assets	6,235	7,427
Total current assets	519,810	460,970
Property and equipment, net	20,372	16,538
Capitalized software for internal use, net	50,247	37,250
Goodwill	316,616	256,318
Definite-lived intangible assets, net	199,862	224,644
Investment in non-consolidated entity	300	4,959
Other noncurrent assets	740	900
Total assets	$1,107,947	$1,001,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$320,684	$296,587
Borrowings on line of credit	39,255	—
Short-term debt, including current portion of long-term debt	7,500	6,000
Accrued expenses:
Compensation and benefits	5,674	5,563
Contingent consideration	—	52,665
Other	12,233	11,087
Total current liabilities	385,346	371,902
Long-term debt, less current portion	100,184	106,706
Deferred income taxes	8,693	7,425
Total liabilities	494,223	486,033
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 66,764,999 and 64,523,864 shares issued and outstanding at December 31, 2016 and 2015, respectively)	503,828	451,620
Additional paid-in capital	33,268	29,221
Retained earnings	76,306	31,130
Total Diplomat Pharmacy shareholders’ equity	613,402	511,971
Noncontrolling interests	322	3,575
Total shareholders’ equity	613,724	515,546
Total liabilities and shareholders’ equity	$1,107,947	$1,001,579

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$1,144,838	$986,823	$4,410,388	$3,366,631
Cost of products sold	(1,061,030)	(910,158)	(4,085,560)	(3,103,392)
Gross profit	83,808	76,665	324,828	263,239
Selling, general and administrative expenses	(77,003)	(69,666)	(277,751)	(217,302)
Income from operations	6,805	6,999	47,077	45,937
Other (expense) income:
Interest expense	(1,787)	(1,473)	(6,573)	(5,239)
Impairment of non-consolidated entity	(4,659)	—	(4,659)	—
Other	109	38	370	308
Total other expense	(6,337)	(1,435)	(10,862)	(4,931)
Income before income taxes	468	5,564	36,215	41,006
Income tax expense	(1,752)	(2,260)	(11,195)	(16,234)
Net (loss) income	(1,284)	3,304	25,020	24,772
Less net loss attributable to noncontrolling interest	(186)	(262)	(3,253)	(1,004)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(1,098)	$3,566	$28,273	$25,776

Net (loss) income per common share:
Basic	$(0.02)	$0.06	$0.43	$0.42
Diluted	$(0.02)	$0.05	$0.42	$0.41

Weighted average common shares outstanding:
Basic	66,731,848	64,358,618	65,970,396	60,730,133
Diluted	66,731,848	67,070,994	68,047,723	63,096,951

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$25,020	$24,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,045	30,841
Net provision for doubtful accounts	9,534	5,990
Impairment expense	9,463	150
Changes in fair value of contingent consideration	(8,922)	6,724
Contingent consideration payments	(4,174)	(3,738)
Deferred income tax expense (benefit)	8,779	(4,615)
Share-based compensation expense	5,412	3,936
Amortization of debt issuance costs	1,176	963
Excess tax benefits related to share-based awards	—	(20,805)
Other	2	85
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(15,128)	(50,771)
Inventories	(44,342)	(41,657)
Accounts payable	(5,906)	43,202
Other assets and liabilities	367	34,370
Net cash provided by operating activities	31,326	29,447
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(67,156)	(293,496)
Expenditures for capitalized software for internal use	(12,595)	(12,021)
Expenditures for property and equipment	(6,217)	(4,624)
Capital investment in non-consolidated entity	—	(1,459)
Other	1	27
Net cash used in investing activities	(85,967)	(311,573)
Cash flows from financing activities:
Net proceeds from line of credit	39,255	—
Payments on long-term debt	(6,000)	(3,000)
Proceeds from issuance of stock upon stock option exercises	4,448	10,341
Contingent consideration payments	(2,681)	(3,012)
Payments of debt issuance costs	(28)	(5,055)
Proceeds from follow-on public offering, net of transaction costs	—	187,988
Proceeds from long-term debt	—	120,000
Payments made to repurchase stock options	—	(36,298)
Excess tax benefits related to share-based awards	—	20,805
Net cash provided by financing activities	34,994	291,769
Net (decrease) increase in cash and equivalents	(19,647)	9,643
Cash and equivalents at beginning of year	27,600	17,957
Cash and equivalents at end of year	$7,953	$27,600
Supplemental disclosures of cash flow information:
Cash paid for interest	$5,273	$3,949
Net cash paid for income taxes	728	351

Adjusted EBITDA

The table below presents a reconciliation of net income (loss) attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
	(dollars in thousands) (unaudited)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(1,098)	$3,566	$28,273	$25,776
Depreciation and amortization	13,960	10,018	50,045	30,841
Interest expense	1,787	1,473	6,573	5,239
Income tax expense	1,752	2,260	11,195	16,234
EBITDA	$16,401	$17,317	$96,086	$78,090

Contingent consideration and other merger and acquisition expense	$317	$8,774	$(6,587)	$9,249
Share-based compensation expense	903	1,434	5,412	3,936
Employer payroll taxes - option repurchases and exercises	5	106	213	1,589
Restructuring and impairment charges	4,659	—	7,109	150
Severance and related fees	989	60	1,143	487
Other items(1)	2,803	405	3,981	1,509
Adjusted EBITDA	$26,077	$28,096	$107,357	$95,010

(1) Includes $2.4 million of inventory loss due to a cooler failure in the three month and full year periods ended December 31, 2016

Adjusted EPS (diluted)

Below is a reconciliation of net income (loss) attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
	(dollars in thousands, except per share amounts) (unaudited)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(1,098)	$3,566	$28,273	$25,776
Amortization of acquisition-related intangible assets	10,883	8,694	39,996	26,071
Contingent consideration and other merger and acquisition expense	317	8,774	(6,587)	9,249
Income tax impact of adjustments	(4,461)	(7,091)	(10,328)	(13,983)
Adjusted non-GAAP net income	$5,641	$13,943	$51,354	$47,113

Net (loss) income attributable to Diplomat Pharmacy, Inc.	(0.02)	0.05	0.42	0.41
Amortization of acquisition-related intangible assets	0.16	0.13	0.59	0.41
Contingent consideration and other merger and acquisition expense	—	0.13	(0.10)	0.15
Income tax impact of adjustments	(0.06)	(0.10)	(0.16)	(0.22)
Adjusted EPS	$0.08	$0.21	$0.75	$0.75

Weighted average common shares outstanding:
Diluted	66,731,848	67,070,994	68,047,723	63,096,951

2017 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA and net income attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the year ended December 31, 2017.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$6,499	$15,501
Depreciation and amortization	66,951	64,967
Interest expense	6,952	6,030
Income tax expense (1)	4,114	8,169
EBITDA	$84,516	$94,667

Contingent consideration and other merger and acquisition expense (2)	$2,124	$1,469
Share-based compensation expense	6,734	5,760
Employer payroll taxes - option repurchases and exercises	352	109
Severance and related fees	820	597
Other items	687	687
Adjusted EBITDA	$95,233	$103,289

Reconciliation of GAAP to Adjusted Net Income and Adjusted EPS

(dollars in thousands, except per share amounts) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$6,499	$15,501
Amortization of acquisition-related intangible assets	48,653	48,653
Contingent consideration and other merger and acquisition expense (2)	2,124	1,469
Income tax impact of adjustments (1)	(20,311)	(17,543)
Adjusted non-GAAP net income	$36,965	$48,080

Net income attributable to Diplomat Pharmacy, Inc.	0.09	0.23
Amortization of acquisition-related intangible assets	0.71	0.71
Contingent consideration and other merger and acquisition expense	0.03	0.02
Income tax impact of adjustments	(0.30)	(0.26)
Adjusted EPS	$0.54	$0.70

(1) Assumes a tax rate of 35 and 40 percent, for the high and low end respectively.

(2) Our 2017 guidance assumes the operations of Affinity Biotech as of February 1, 2017 and does not include any additional transactions. Our merger and acquisition expense does include continued diligence related to review of acquisition targets.